Exhibit 99.2

Investor Relations Update
October 24, 2019
General Overview

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Fleet and Operation - On March 13, 2019, a directive from the Federal Aviation Administration (FAA) grounded all U.S.-registered Boeing 737 MAX aircraft. The American Airlines fleet currently includes 24 Boeing 737 MAX 8 aircraft with an additional 76 aircraft on order.
The company has cancelled all 737 MAX flying through January 15, 2020. In total, the company presently expects the 737 MAX cancellations to negatively impact its 2019 pre-tax earnings by approximately $540 million.

●
Capacity - The company now expects its 2019 full year capacity to be up approximately 1.0 percent year-over-year. This reduction from previous guidance is primarily due to the grounding of the company’s 737 MAX aircraft. For the fourth quarter, the company expects system capacity to be up approximately 2.7 percent year-over-year.

●	Revenue - The company expects its fourth quarter total revenue per available seat mile (TRASM) to be approximately flat to up 2.0 percent year-over-year.

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CASM[1] - Despite the capacity reduction referenced above, the company continues to expect its 2019 full year total cost per available seat mile excluding fuel, net special items and new labor agreements (CASM)[2] to be up between 3.5 and 4.5 percent year-over-year. Total CASM in the fourth quarter[2] is expected to be up between 2.0 and 4.0 percent year-over-year.

●	Fuel - Based on the October 21, 2019 forward curve, the company expects to pay an average of between $1.99 and $2.04 per gallon of consolidated jet fuel (including taxes) in the fourth quarter.

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Liquidity - As of September 30, 2019, the company had approximately $8.0 billion in total available liquidity, comprised of unrestricted cash and investments of $5.2 billion and $2.8 billion in undrawn revolver capacity. The company also had a restricted cash position of $158 million.

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Capital Expenditures - The company expects to pay $4.3 billion in capex in 2019, including $2.6 billion in aircraft and $1.7 billion in non-aircraft capex. In 2020, the company now expects total capex to decline by approximately $600 million year-over-year with aircraft capex spend of $2.0 billion and non-aircraft capex spend of $1.7 billion. For 2021, total capex is expected to fall by a further $1.5 billion year-over-year with aircraft capex spend expected to be $0.9 billion and non-aircraft capex expected to be $1.2 billion. This change from previous guidance for 2019 and 2020 is due to the timing of certain MAX deliveries that are now assumed to move from 2019 to 2020.

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Taxes - As of December 31, 2018, the company had approximately $10.2 billion of federal net operating losses (NOLs) and $3.2 billion of state NOLs, substantially all of which are expected to be available in 2019 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2019 at an effective rate of approximately 24 percent, which will be substantially non-cash.

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Pre-tax Margin and EPS - Based on the assumptions outlined above, the company presently expects its fourth quarter pre-tax margin excluding net special items to be approximately 5.0 to 7.0 percent[2]. The company now expects to report full year 2019 earnings per diluted share excluding net special items of between $4.50 and $5.50[2].

Notes:

1.	All CASM guidance excludes the impact of fuel, net special items and new labor agreements.
2.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of net special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Financial Update
October 24, 2019
Financial Comments

•	The change from previous guidance in assumed aircraft financing and net aircraft capex and PDPs is primarily driven by moving the planned delivery of 11 Boeing 737 MAX aircraft from 2019 to 2020.

	1Q19	2Q19	3Q19	4Q19E	FY19E2
Total Mainline and Regional Guidance[1]
Available Seat Miles (ASMs) (bil)	66.7	72.3	75.8	~70.2	~285.0
Cargo Revenues ($ mil)[3]	218	221	208	~220	~867
Other Revenues ($ mil)[3]	708	728	708	~700	~2,844
Average Fuel Price (incl. taxes) ($/gal) (as of 10/21/2019)	2.04	2.14	2.05	1.99 to 2.04	2.04 to 2.09
Fuel Gallons Consumed (mil)	1,053	1,158	1,209	~1,103	~4,523
CASM ex fuel and net special items (guidance is YOY % change)[4]	11.88	11.34	11.07	+2% to +4%	+3.5% to +4.5%
Interest Income ($ mil)	(33)	(35)	(34)	~(28)	~(130)
Interest Expense ($ mil)	271	275	284	~266	~1,096
Other Non-Operating (Income)/Expense ($ mil)[5]	(39)	(38)	(43)	~(44)	~(164)

Capex Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft Capex	(528)	(382)	(371)	~(419)	~(1,700)

Gross Aircraft Capex & net PDPs	(777)	(636)	(435)	~(738)	~(2,587)
Assumed Aircraft Financing	752	392	209	~597	~1,950
Net Aircraft Capex & PDPs[2]	(26)	(244)	(226)	~(141)	~(637)

Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude net special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of net special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	Cargo/Other revenue includes cargo revenue, loyalty program revenue, and contract services.
4.	CASM ex fuel and net special items is a non-GAAP financial measure and also excludes the impact of new labor agreements.
5.
Other Non-Operating (Income)/Expense primarily includes non-service related pension and retiree medical benefit income/costs, gains and losses from foreign currency, and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
October 24, 2019
Fleet Comments

•
On March 13, 2019, a directive from the FAA grounded all U.S.-registered Boeing 737 MAX aircraft. We currently have 76 Boeing 737 MAX Family aircraft on order and we have not taken delivery of any Boeing 737 MAX Family aircraft since the grounding. As a result of delivery delays of the Boeing 737 MAX aircraft caused by the grounding, we have updated the delivery schedule for the remainder of 2019 by moving 11 Boeing 737 MAX aircraft from 2019 into 2020. The extent of the delay to the scheduled deliveries of the Boeing 737 MAX aircraft included in the table below is expected to be impacted by the length of time the FAA order remains in place, Boeing's production rate and the pace at which Boeing can deliver aircraft following the lifting of the FAA order, among other factors. The below table reflects our estimate of future Boeing 737 MAX aircraft deliveries based on information currently available to us; however, the actual delivery schedule is expected to differ from the table below.

•
In 2019, the company expects to take delivery of 30 mainline aircraft comprised of 12 A321neo aircraft, 9 B738 MAX aircraft, 2 B789 aircraft and 7 used A319 aircraft. The company also expects to retire 37 mainline aircraft, including 7 B763 aircraft and 30 MD80 aircraft.

•
In 2019, the company expects to increase the regional fleet count by a net of 9 aircraft, resulting from the net addition of 2 CRJ700 aircraft, 8 CRJ900 aircraft and 20 E175 aircraft, as well as the reduction of 16 CRJ200 and 5 ERJ140 aircraft.

	Active Mainline Year Ending Fleet Count					Active Regional Year Ending Fleet Count[1]
	2018A	2019E	2020E	2021E		2018A	2019E	2020E	2021E
A319	126	133	133	133	CRJ200	35	19	15	15
A320	48	48	48	48	CRJ700	119	121	131	131
A321	219	219	219	219	CRJ900	118	126	129	129
A321neo	—	12	32	50	E175	154	174	189	189
A332	15	15	15	15	ERJ140	51	46	30	30
A333	9	9	9	9	ERJ145	118	118	118	118
B738	304	304	304	304		595	604	612	612
B738 MAX	20	29	50	60
B757	34	34	34	24
B763	24	17	6	—
B772	47	47	47	47
B773	20	20	20	20
B788	20	20	32	42
B789	20	22	22	22
E190	20	20	—	—
MD80	30	—	—	—
	956	949	971	993

Notes:

1.	At the end of the third quarter of 2019, the company had 7 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
October 24, 2019
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2019 are listed below.

•
On April 25, 2018, the company’s Board authorized a $2.0 billion share repurchase program to expire by the end of 2020, of which $850 million remained available for use as of September 30, 2019. The total amount authorized for share repurchase programs since the merger is $13.0 billion. All previous repurchase programs had been fully expended as of March 31, 2018.

•
Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 42 percent from 756.1 million shares at merger close to 438.0 million shares outstanding on September 30, 2019.

2019 Shares Outstanding (shares mil)[1]
	Shares
For Q4	Basic	Diluted
Earnings	438	439
Net loss	438	438

	Shares
For FY 2019 Average	Basic	Diluted
Earnings	444	445
Net loss	444	444

Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
October 24, 2019
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliation of total operating costs (GAAP measure) to total operating costs excluding net special items and fuel (non-GAAP measure). Management uses total operating costs excluding net special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, net special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and net special items allow management an additional tool to understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding net special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand the company’s core operating performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation[1] ($ mil except ASM and CASM data)
	1Q19	2Q19	3Q19	4Q19 Range		FY19 Range
	Actual	Actual	Actual	Low	High	Low	High

Total operating expenses	$10,209	$10,807	$11,103	$10,301	$10,515	$42,417	$42,788
Less fuel expense	2,149	2,482	2,474	2,195	2,250	9,300	9,355
Less operating net special items	138	121	234	—	—	493	493
Total operating expense excluding fuel and net special items (Non-GAAP)	7,922	8,204	8,395	8,106	8,265	32,624	32,939

Total CASM (cts)	15.31	14.94	14.64	14.67	14.98	14.88	15.01

Total CASM excluding fuel and net special items (Non-GAAP) (cts)	11.88	11.34	11.07	11.55	11.77	11.45	11.56
YOY (%)	2.7%	4.8%	4.8%	2.0%	4.0%	3.5%	4.5%

Total ASMs (bil)	66.7	72.3	75.8	70.2	70.2	285.0	285.0

Other non-operating (income)/expense
Other non-operating (income)/expense	$(108)	$31	$1	$(44)	$(44)	$(120)	$(120)
Less non-operating net special items	(69)	69	44	—	—	44	44
Other non-operating (income)/expense excluding net special items (Non-GAAP)	(39)	(38)	(43)	(44)	(44)	(164)	(164)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes net special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of net special items cannot be determined at this time. Net special items for this period may include, among others, fleet restructuring expenses, merger integration expenses and mark-to-market adjustments for equity and other investments.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
October 24, 2019
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information